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                                                                      Exhibit 9

                EMPLOYEE INVENTION AND CONFIDENTIALITY AGREEMENT
                               EXISTING EXECUTIVE

      THIS EMPLOYEE INVENTION, AND CONFIDENTIALITY AGREEMENT (this
"Agreement," which includes all appendices and schedules) is made as of this _____ day of ________________, 19__, by and between NEW YORK STATE ELECTRIC & GAS CORPORATION (the "Company") and ____________________________ ("me" or "I").

      WHEREAS, during the course of my employment, the Company will entrust to me as a corporate executive highly sensitive confidential and proprietary information and will make a substantial investment in developing my skills and expertise as a Manager;

      WHEREAS, the Company has a vital interest in maintaining its confidential information and trade secrets, as well as rights to inventions, since doing so allows the Company to compete fairly and enhances the value of the Company to shareholders and job security for employees;

      WHEREAS, the Company invests substantial resources in developing the skills and expertise of its employees and in forging strong and profitable relationships with its customers; and

      WHEREAS, the Company desires to continue to procure my services and I am willing to be employed with the Company upon the terms and subject to the conditions set forth below;

      NOW, THEREFORE, in consideration of my continued employment with the Company and the other good and valuable consideration described in this Agreement, I agree to be employed by the Company, upon the following terms and conditions:

      1. Definitions. The definitions of certain capitalized terms used in this Agreement are provided in Section 17 hereof or parenthetically in the body of this Agreement.

      2. Disclosure and Assignment of Inventions. With respect to Inventions made or conceived by me, whether or not during my hours of employment or with the use of Company facilities, materials, or personnel, either solely or jointly with another or others, during (i) my employment with the Company, or (ii) within one (1) year after termination of my employment, without royalty or other consideration to me therefor:

            2.1. I shall inform the Company promptly and fully of such Invention by a written report setting forth in detail the procedures employed and the results achieved. I shall submit a report to the Company upon completion of any and all studies or research projects undertaken on the Company's behalf, whether or not a given project has, in my opinion, resulted in an Invention.

            2.2. I shall apply, at the Company's request and expense, for United States and foreign letters patent or copyright registration either in my name or otherwise as the Company shall desire.

            2.3. I shall assign to the Company all of my rights to such Inventions, and to applications for United States and/or foreign letters patent and copyrights, and to United States and/or foreign letters patent and copyrights granted upon or issued in respect of such Inventions.

            2.4. I shall acknowledge and deliver promptly to the Company (without charge to the Company but at its expense) such written instruments and do such other acts, such as giving testimony in support of my inventorship or original authorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and copyright registrations and to vest the entire right and title thereunto in the Company.

            2.5 I will not disclose to any third party outside of the Company, or otherwise publish, any Invention without the Company's prior written permission. These restrictions will not apply to Inventions in the public domain through disclosures authorized by the Company.

      3.    Rights in Other Matter.  I agree that:

            3.1. The Company shall have the royalty-free right to use in its businesses, and to use, make, and sell products, processes, and/or services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable or copyrightable, including but not limited to processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions but which are conceived or made by me during the hours which I am employed by the Company or with the use or assistance of the Company's facilities, materials, or personnel.

            3.2. All Works created by me, both past and future, during my employment by the Company will be and remain exclusively the property of the Company. Each such Work is a "work made for hire" and the Company may file applications to register copyright as author thereof. I assign to the Company all rights, including all copyright rights throughout the world, including all renewals and extensions thereof, in and to all Works created by me, both past and future, during my employment by the Company. I will take whatever steps and do whatever acts the Company requests, including but not limited to, placement of the Company's proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. I will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission of the Company.

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      4. Confidentiality. I acknowledge that all Confidential Information is and shall at all times remain the property of the Company. I agree that, except as required in my duties to the Company, I will never, directly, indirectly or otherwise use, disseminate, disclose, lecture upon or publish articles concerning, Confidential Information without having first obtained written permission from the Company to do so. I will safeguard and maintain on Company premises, to the extent possible in the performance of my work for the Company, all documents and things that contain or embody Confidential Information. These restrictions will not apply, however, to any information in the public domain through disclosure authorized by the Company.

      5. Return of Documents. Upon termination of my employment with the Company, I will return to or leave with the Company all documents, records, notebooks, and other repositories of or containing Confidential Information, including all copies thereof, as well as all originals and all copies of Works, or other tangible Company property, whether prepared by me or others, then in my possession or under my control.

      6. Nonassertion. Except for matters listed in Appendix A to this Agreement, I will not assert any rights under any inventions, discoveries, concepts, or ideas or improvements thereof, or know how related thereto, as having been made or acquired by me prior to my being employed by the Company, or since the date of my employment and not otherwise covered by the terms of this Agreement.

      7. Nonsolicitation. Subject to the provisions of Section 10 and independent of any obligations I might have under Section 9, for a period of one
(1) year after termination of my employment with the Company for any reason or for no reason, I will not, directly or indirectly, (a) divert or attempt to divert any person, concern or entity which is furnished services by the Company from doing business with the Company or otherwise to change its relationship with the Company; or (b) induce or attempt to induce any customer or supplier of the Company to cease being a customer or supplier of the Company or otherwise to change its relationship with the Company; or (c) render services, directly or indirectly, to any Conflicting Organization in connection with the sale, merchandising, or promotion of a Conflicting Product to any customer or supplier, or prospective customer or supplier, of the Company with whom I had direct or indirect contact or about whom I may have acquired any knowledge during the two (2) years prior to termination of my employment with the Company.

      8. Solicitation of Employees. I agree that, during my employment with the Company and for a period of one (1) year following termination of my employment with the Company for any or no reason, I shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire or solicit the services of any employee of the Company.

      9. Restrictions on Competition. Subject to the provisions of Section 10 and independent of any obligations that I might have under Section 7, for a period of one (1) year after termination of my employment with the Company for any reason or for no reason, I will

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not render services, directly or indirectly, within the Territory to or for any Conflicting Organization, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation, or entity. I may, however, accept employment or perform services in the Territory to or for a Conflicting Organization whose business is diversified, and which as to the part of the business in which I am engaged is not a Conflicting Organization, provided that the Company, prior to my accepting such employment or performing such services, shall receive separate written assurances satisfactory to the Company from such Conflicting Organization and from me, that I will not render services directly or indirectly in connection with any Conflicting Product. I recognize that the Company conducts or intends to conduct business within the Territory, and therefore, I agree that this restriction is reasonable and necessary to protect the Company's business. Further, I agree that the Company may modify the Territory, upon advance notice to me, in response to changes in the Company's business or as my duties and responsibilities change or evolve.

      10.   Consideration And Wage Maintenance.

            10.1. In consideration for my agreements as contained herein, the Company agrees to pay to me a one-time cash payment of One Thousand Five Hundred Dollars ($1,500.00).

            10.2 If I am entitled to receive Severance Payments as defined in the Severance Agreement based upon the circumstances surrounding termination of my employment with the Company, then such Severance Payments, and other rights and benefits to which I am entitled under the Severance Agreement, shall constitute additional consideration for my covenants, obligations and agreements contained in this Agreement and I will not be entitled to receive any payments set forth in Section 10.3 or 10.3.1, below.

            10.3 If I am not entitled to receive Severance Payments as defined in the Severance Agreement based upon the circumstances surrounding termination of my employment with the Company, then as additional consideration for entering into this Agreement, should the Company terminate my employment for any or no reason, the Company will pay me upon termination of my employment, severance benefits calculated using the table set forth in Appendix C, attached hereto and incorporated herein (the "Separation Payments"). The Separation Payments will be paid in installments equal to my Company Monthly Base Pay until paid in full (the "Severance Period").

                  10.3.1 If my employment terminates, whether voluntarily or involuntarily, and if I shall be unable to obtain employment consistent with my training and education because of Sections 7 and/or 9 of this Agreement, the Company shall, except as provided in Section 10.2 above, make payments to me equal to my Company Monthly Base Pay at termination for each month, or pro rata periods less than a month, of unemployment (the "Special Severance Payments"). The Special Severance Payments shall be paid monthly commencing the month after the Severance Period ends or, if I am not eligible for Separation

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Payments under Section 10.3, then upon my termination of employment. The
Special Severance Payments will cease on the date of the earlier of: (a) the date one year after the date of my termination of employment; or (b) the date on which I obtain new employment not in conflict with this Agreement (the "Special Severance Period"). The Special Severance Payments shall be made subject to the terms and conditions of this Agreement.

                  10.3.2 Before the close of each month of the Special Severance Period, I will give to the Company a written account of my employment status substantially in the form of Appendix D, attached hereto and incorporated herein, and such account shall include a statement by me that I was unable to obtain employment because of the provisions of Sections 7 and/or 9 of this Agreement. Such statement shall be binding on the Company absent a showing by the Company of bad faith by me.

                  10.3.3 The Company shall, at its option, be relieved of making any Special Severance Payment for any month during which I have failed to account to the Company in accordance with Section 10.3.2.

                  10.3.4 If the Company so authorizes, I may accept employment not necessarily consistent with my training and education, and my Special Severance Payment shall be the difference between the New Monthly Base Pay earned thereby and my Company Monthly Base Pay at termination, and shall be paid for whichever of the following periods shall be the shortest: (i) the period of time that I shall be so employed, or (ii) the Special Severance Period.

                  10.3.5 If the Company so authorizes, I may accept available employment consistent with my training and education and the Company shall not be obligated to make Special Severance Payments if the Company gives me written permission to accept such available employment.

      11. Assignability. All my obligations under this Agreement shall be binding upon my heirs, assigns, and legal representatives and all of the obligations of the Company shall be binding upon its successors and assigns. The Company shall have the right to assign this Agreement to a successor to all or substantially all of the business or assets of the Company or any division or part of the Company with which I shall be employed.

      12. Obligations Survive Termination of Employment. Termination of my employment, whether voluntary or involuntary, whether for any or no reason, shall not impair or relieve me of my obligations hereunder.

      13. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the law of the state of New York. The parties believe that the restrictions and covenants in this Agreement are, under the circumstances, reasonable and enforceable. However, if any one or more of the provisions contained in this Agreement shall, for any reason under the law as it shall then be construed, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any

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other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

      14. At-Will Employment. I shall be employed at the pleasure of the Company, for no definite term, unless otherwise provided by a separate writing authorized by me and the Company. This means that either party may terminate the employment relationship at any time for any or no reason.

      15. Merger. This Agreement is duly signed by the authorized representatives of the parties and supersedes and replaces any existing Agreement, written or otherwise, entered into by me and the Company relating generally to the same subject matter. This Agreement does not supersede or modify our respective rights and obligations under the Severance Agreement. If I am entitled to receive Separation Payments and/or Special Severance Payments pursuant to this Agreement, I will not be eligible for severance or termination payments under any other company plan. However, nothing in this Agreement shall affect any post-termination compensation and benefits to which I am entitled under the Company's retirement, insurance and/or benefit plans.

      16. Remedy. Any breach or violation by me of the Agreement, including but not limited to Sections 7 and 9, will result in immediate and irreparable injury to the Company in amounts difficult to ascertain. Therefore, should I breach any portion of this Agreement, I agree that the Company shall be entitled to proceed directly to court to obtain the remedies of specific performance and injunctive relief (including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions) without the necessity of posting a bond or other undertakings therewith.

      17. Definitions. In this Agreement, the following terms shall have the meanings here supplied. Terms may be used in the singular or plural.

            17.1. "Company" means New York State Electric & Gas Corporation with offices at Ithaca-Dryden Road (no street address), Dryden, New York, its successors and assigns, and any of its current or future subsidiaries, or organizations controlled by, controlling, or under common control with it.

            17.2. "I" means the captioned employee, who is also referred to by the use of first person pronouns, such as "me" and "my."

            17.3. "Confidential Information" means information disclosed to me or known by me as a consequence of, or through, my employment with the Company (including information conceived, originated, discovered, or developed in whole or in part by me), not

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generally known in the relevant trade or industry, about
the Company's business, products, processes, and services, including but not limited to information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof.

            17.4. "Inventions" means discoveries, concepts, and ideas, whether or not patentable, copyrightable, or protectable as a mask work, including but not limited to processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, relating to any current or prospective activities of the Company with which activities I am acquainted as a consequence of my employment by the Company.

            17.5. "Conflicting Product" means any product, process, or service of any person or organization other than the Company, in existence or under development, which substantially resembles and competes with a product, process, or service upon or with which I work during the one (1) year prior to the termination of my employment by the Company or about which I acquire (at any time) Confidential Information.

            17.6. "Conflicting Organization" means any person or organization or any person or organization controlled by, controlling, or under common control with such person or organization, which is engaged in, or is about to become engaged in, research on or development, production, marketing, or selling of, a Conflicting Product.

            17.7. "Company Monthly Base Pay" means the average monthly stated remuneration for the period in the twelve (12) months prior to termination of my employment with the Company computed before federal, state, and/or local taxes and other withholding, and exclusive of extra compensation, such as that attributable to bonuses or overtime, or employee benefits, such as retirement or pension benefits.

            17.8. "New Monthly Base Pay" means my initial monthly remuneration with a subsequent employer. If I shall then be a salesperson paid by my subsequent employer entirely or partially on a commission basis, my New Monthly Base Pay shall be estimated, and adjusted thereafter, quarterly to conform to my average monthly remuneration from the subsequent employer actually earned for the initial six (6) months in that employ.

            17.9. "Works" means all material and information created by me in the course of or as a result of my employment by the Company which is fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs, and source and object codes, regardless of the medium in which they are fixed.

            17.10 "Severance Payments" shall have the meaning set forth in the Severance

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Agreement (defined below).

            17.11 "Severance Agreement" shall mean that Agreement titled "Severance Agreement" between the Company and me describing our respective rights and obligations in the event of a Change In Control (as defined therein).

            17.12 "Territory" shall mean the states of the United States of America set forth in Appendix B, attached hereto and incorporated herein.

      18. Employee Acknowledgments. I acknowledge that I have read and understand the provisions of this Agreement, that I have been given an opportunity for my legal counsel to review this Agreement, that the provisions of this Agreement are reasonable, and that I have received a copy of this Agreement.

            WITNESS our hands this ______ day of _______________, 1997, at
Binghamton, New York.


                        --------------------------------
                              EMPLOYEE

                        NEW YORK STATE ELECTRIC & GAS CORPORATION


                        By:
                              --------------------------


                        Title:
                              --------------------------


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                                   APPENDIX A

List any unpatented or uncopyrighted inventions, discoveries, concepts, ideas, improvements, and developments, whether patentable or unpatentable, copyrighted or uncopyrightable, made or conceived prior to the date of execution of this Agreement which are excluded from this Agreement.

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

NOTE: If none, state "NONE." Also, it is not necessary to record issued patents or copyrights, pending patent or copyright applications, or prior inventions previously assigned or agreed to be assigned to others.


                        Signed:
                               ----------------------------


                        NEW YORK STATE ELECTRIC & GAS CORPORATION


                        By:
                               -------------------------------


                        Title:
                               -------------------------------

                                   APPENDIX B

            The territory shall be the states of:

                  Maryland
                  New Jersey
                  New York
                  Pennsylvania


                        Signed:
                               ------------------------------

                        NEW YORK STATE ELECTRIC & GAS CORPORATION


                        By:
                           ----------------------------------


                        Title:
                               ------------------------------

                                   APPENDIX C

Separation Payments will be based on the following schedule:

      Service                                Separation Payment
      -------                                ------------------

      less than 2 years                      1/2 months' base pay
      2 but less than 4 years                1 months' base pay
      4 but less than 6 years                1-1/2 months' base pay
      6 but less than 8 years                2 months' base pay
      8 but less than 10 years               2-1/2 months' base pay
      10 but less than 12 years              3 months' base pay
      12 but less than 15 years              3-1/2 months' base pay
      15 or more                             3-1/2 months' base pay,
                                             plus one additional weeks'
                                             base pay for each full year
                                             of service beyond 14 years

Separation Payments will be computed as of the termination date. Monthly allowances will be determined by dividing the employee's current annual base pay by 12 and weekly allowances by dividing the annual base pay by 52.


                        Signed:
                               ------------------------------

                        NEW YORK STATE ELECTRIC & GAS CORPORATION


                        By:
                               ------------------------------


                        Title:
                               ------------------------------

                                   APPENDIX D

                     Special Severance Payment Notice Letter

New York State Electric & Gas Corporation
[                                         ]
[                                         ]

      Attn.: Vice President - [              ]

      Re:   Special Severance Payment Notice Letter

Dear ________________:

By this letter I request that NEW YORK STATE ELECTRIC & GAS CORPORATION (NYSEG) issue to me a Special Severance Payment as set forth in my agreement with NYSEG titled "Employee Invention and Confidentiality Agreement" dated
__________________ (the "Agreement"). In support of this request, and as required by Section 10 of the Agreement, I hereby certify that I am currently unemployed and that:

      (a) during the month of ________, 199___, I made the following efforts to obtain employment:

            [Describe efforts made and steps taken to obtain employment.]; and

      (b) I was unable to obtain employment because of the provisions of Sections 7 and/or 9 of the Agreement.

Please direct the Special Severance Payment to the address printed beneath my signature.

                                    Very truly yours,


                                    --------------------------
                                    [Name]
                                    [Address]
                                    [Phone]